Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY U.S. STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Company:	Aptinyx Inc., a Delaware corporation
Class of Shares:	Common Stock, $0.01 par value per share
Number of Shares:	A number equal to 2.25% of aggregate Term Loan advances actually made to the Company divided by the Warrant Price as in effect from time to time (as such number may be adjusted from time to time in accordance with the provisions of this Warrant)
Warrant Price:	$2.2866 per Share
Issue Date:	September 15, 2021
Expiration Date:	10 years from the Issue Date
Loan Agreement:	This Warrant to Purchase shares of Common Stock (as amended and in effect from time to time, this “Warrant”) is issued in connection with, and as consideration for the commitments pursuant to, that certain Loan and Security Agreement of even date herewith among the Company and certain other borrowers from time to time party thereto, K2 HealthVentures LLC, as administrative agent for lender, Ankura Trust Company, LLC, as collateral agent for lenders, K2 HealthVentures LLC and any other lender from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition, shall have the meanings set forth in the Loan Agreement.

This WARRANT TO PURCHASE SHARES OF COMMON STOCK certifies that, for good and valuable consideration, K2 HEALTHVENTURES EQUITY TRUST LLC (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class of shares (the “Class” or “Common Stock”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

Section 1. EXERCISE.

1.1                Method of Exercise. Holder may at any time and from time to time on or before the Expiration Date exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3           Fair Market Value. For purposes of this Warrant, “Fair Market Value” shall mean the following: If shares of Common Stock are traded on The Nasdaq Global Select Market or other nationally recognized securities exchange, market, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of Common Stock reported on such Trading Market for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of Common Stock are not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4           Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5           Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6           Treatment of Warrant at Acquisition.

(a)                 In the event of an Acquisition (as defined below) in which the consideration to be received by the Company’s shareholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder does not exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition. Notwithstanding the foregoing, if the Fair Market Value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect as of the Business Day immediately prior to the closing date for such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 and/or 1.2 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such cashless exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. For the avoidance of doubt, if, immediately prior to the Cash/Public Acquisition, the Fair Market Value of one Share as determined in accordance with Section 1.3 above would not be greater than the Warrant Price in effect on such date, then this Warrant shall terminate without exercise or conversion immediately prior to, and subject to, the closing of such Cash/Public Acquisition.

(b)                Upon the closing of any Acquisition other than as described in subsection (a) above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c)                 (i) “Acquisition” means a transaction or series of related transactions involving (A) the sale, lease exclusive license or other disposition of all or substantially all assets of the Company or any business line of the Company, (B) any merger, amalgamation or consolidation of the Company into or with another person or entity, or any other corporate reorganization, as a result of which the shareholders of the Company immediately prior to such transaction own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such transaction, or (C) any sale or other transfer by the shareholders of the Company of capital shares of the Company representing at least a majority of the Company’s outstanding combined voting power, as of such date of determination, and (ii) “Marketable Securities” means securities meeting all of the following requirements (determined as of immediately prior to the closing of the Acquisition): (A) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (B) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market; and (C) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations or a contractual lock-up provision that is generally applicable to the other former securityholders of the Company receiving such securities, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

Section 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1                Share Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in additional shares of the Class or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2                Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3                No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.4                Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.

Section 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a)                 All Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of the Class and other securities as will be sufficient to permit the exercise in full of this Warrant.

(b)                The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.

3.2           Notice of Certain Events. If the Company proposes at any time to:

(a)                 declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, share, or other securities and whether or not a regular cash dividend;

(b)                offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s share capital (other than pursuant to contractual pre-emptive rights);

(c)                 effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d)                effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of the outstanding shares of the Class.

3.3           Registration. The Shares shall at the option of Holder be “Registrable Securities”, and Holder shall have the registration rights of a “Holder” under the Company’s Amended and Restated Investors’ Rights Agreement dated December 11,2017, as amended, restated, supplemented or otherwise modified and in effect from time to time (the “Investors’ Rights Agreement”).

Section 4. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2                Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3                Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4                Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5                Registration Exemptions. Holder understands that this Warrant and the Shares issued upon exercise of this Warrant have not been registered under the Act or with the securities commission of any state by reason of their issuance in a transaction exempt from the registration requirements of the Act pursuant to Section 4(a)(2) thereof or Rule 506 promulgated thereunder; and, accordingly, are subject to resale restrictions and may not be offered or sold except pursuant to an effective registration statement under the Act, or in a transaction not subject to the registration requirements of the Act. In addition, Holder represents that it is familiar with Rule 144 promulgated pursuant to the Act and understands the resale limitations imposed hereby and by the Act.

4.6                No Stockholder Rights. Without limiting any provision of this Warrant, Holder agrees that as a Holder of this Warrant it will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the Shares issuable hereunder unless and until the exercise of this Warrant and then only with respect to the Shares issued on such exercise.

4.7                Confidential Information. Holder agrees to treat and hold all information provided by the Company pursuant to this Warrant in confidence in accordance with the provisions of Section 12.10 of the Loan Agreement (regardless of whether the Loan Agreement shall then be in effect). This Section 4.7 shall survive the termination of this Warrant.

Section 5. MISCELLANEOUS.

5.1           Term and Automatic Exercise Upon Expiration.

(a)                 Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b)                Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2          Legends. Each certificate (or evidence of book entry) evidencing Shares issued on exercise hereof shall be imprinted with legends in substantially the following forms:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED BY THE COMPANY TO K2 HEALTHVENTURES EQUITY TRUST LLC DATED SEPTEMBER 15, 2021 MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3                Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4                Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with prior written notice, K2 HealthVentures Equity Trust Llc and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant, and provided further, that if no Event of Default (as defined in the Loan Agreement) shall have occurred and be continuing, Holder shall not transfer or assign (other than as part of an assignment of all of Holder’s rights under the Loan Agreement) its interest in Holder’s obligations, rights, and benefits under this Warrant to a distressed debt fund. Notwithstanding the foregoing, no part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) may be transferred to K2 HealthVentures LLC or any affiliate of K2 HealthVentures LLC, except to a person named as a “Designated Holder” of K2 HealthVentures LLC in the Loan Agreement.

5.5                Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

K2 HEALTHVENTURES LLC

855 Boylston Street, 10th Floor

Boston, MA 02116

Attention: Finance and Legal Notices

Email: finance@k2hv.com; parag@k2hv.com;

austin@k2hv.com; anthony@k2hv.com;

derek@k2hv.com; legal@k2hv.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

APTINYX INC.

909 Davis Street, Suite 600

Evanston, IL 60201

Attn: Ashish Khanna, Chief Financial Officer & Chief Business Officer

Email: ashishkhanna@aptinyx.com

With a copy, not constituting notice, to:

GOODWIN PROCTER LLP

100 Northern Avenue

Boston, MA 02210

Attention: Mitchell S. Bloom; Arthur R. McGivern

Email: mbloom@goodwinlaw.com; amcgivern@goodwinlaw.com

5.6                Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Notwithstanding the foregoing, the last sentence of Section 5.4 may not be changed, waived, discharged or terminated without the express written consent of Ankura Trust Company, LLC. Ankura Trust Company, LLC shall be a third-party beneficiary of this Warrant for purposes of enforcing the preceding sentence.

5.7                Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.8                Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.9                Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.10             Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in New York, NY are required or permitted to be closed.

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IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Shares of Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

company:

APTINYX INC.

By:	/s/ Ashish Khanna
Name:	Ashish Khanna
Title:	Chief Financial Officer

HOLDER:

k2 healthventures equity trust llc

By:	/s/ Parag Shah
Name:	Parag Shah
Title:	Chief Executive Officer

[Signature Page to Warrant to Purchase Shares of Common Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.                   The undersigned Holder hereby exercises its right to purchase _________________ shares of Common Stock of ________________________ of [_______] (the “Company”) in accordance with the attached Warrant to Purchase shares of Common Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ] check in the amount of C$________ payable to order of the Company enclosed herewith

[    ] Wire transfer of immediately available funds to the Company’s account

[    ] Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ] Other [Describe] __________________________________________

2.                   Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.                   By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Shares of Common Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date: